Exhibit 99.1

NEWS FROM

Media Contact	March 12, 2007

Andy Brimmer, 205-410-2777

HEALTHSOUTH COMPLETES AMENDMENT TO ITS

SENIOR SECURED CREDIT FACILITIES

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS) today announced that it has amended its existing Senior Secured Credit Facilities to lower the applicable interest rates and modify certain other covenants. Amended interest rates on the Term Loan B are LIBOR plus 2.50%. The applicable rate on the Tranche A letter of credit facility is also reduced to 2.5%. The interest rates on the outstanding revolving credit facility remain the same. The amendment also gives the Company the appropriate approvals for its divestiture activities.

“We are pleased to take this step, which will save the Company approximately $16 million annually in interest and fees,” said John Workman, HealthSouth’s Chief Financial Officer. “In addition, it moves us one step closer to completing the repositioning plan announced in August 2006.”

About HealthSouth

HealthSouth strives to be the healthcare company of choice for its patients, employees, physicians and shareholders. Operating across the country, HealthSouth is one of the nation's largest providers of inpatient rehabilitative services, outpatient rehabilitation centers, surgery centers, and diagnostic imaging centers. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us or any adverse outcome relating to the settlement of the federal securities class action previously disclosed by us; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully consummate transactions related to its previously announced strategic repositioning; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weakness; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2006.

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